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                                                              EXHIBIT (l)

                                                PURCHASE AGREEMENT


The Gabelli Value Fund Inc. (the "Fund"), a Maryland corporation, and Gabelli & Company, Inc. (the "Buyer") hereby agree as follows:

         1. The Trust hereby offers the Buyer and the Buyer hereby purchases 1 share of each of the Class B shares and Class C shares of the Fund (the "Shares") at $10.00 per share. The Shares are the "initial shares" of each such class. The Buyer hereby acknowledges receipt of a purchase confirmation reflecting the purchase of the Shares, and the Trust hereby acknowledges receipt from the Buyer of funds in the amount of $20 in full payment for the Shares.

         2. The Buyer represents and warrants to the Fund that the Shares purchased by the Buyer are being acquired for investment purposes and not for the purpose of distribution.

         3. The Fund represents that a copy of its Agreement and Articles of Incorporation, dated July 20, 1989, is on file in the Office of the Secretary of the State of Maryland.

         4. This Agreement has been executed on behalf of the Fund by the undersigned officer of the Fund in his or her capacity as an officer of the Fund.

         5. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 20th day of April, 1999.


Attest:                                              THE GABELLI VALUE FUND INC.


/s/ James McKee                             By:/s/ Bruce Alpert

   James McKee                                     Bruce Alpert





Attest:                                              GABELLI & COMPANY, INC.


/s/ Bruce Alpert                            By:/s/ James McKee

    Bruce Alpert                                   James McKee



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